Exhibit 15.1

27 September 2021	Our Ref: NASD/SSNC/P3431-H19472

The Board of Directors Puyi Inc. 42F, Pearl River Tower No. 15 Zhujiang West Road Zhujiang New Town Tianhe, Guangzhou Guangdong, China

Dear Sir or Madam

Puyi Inc.

FORM 20-F

We consent to the reference to our firm under the heading “Item 10.E. Additional Information—Taxation” in the Annual Report on Form 20-F of Puyi Inc. for the year ended 30 June 2021 (the “Annual Report”), which will be filed with the U.S. Securities and Exchange Commission (the “Commission”) on 27 September 2021 under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”).

We also consent to the filing with the Commission of this consent letter as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under the Exchange Act, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ WALKERS (HONG KONG)
WALKERS (HONG KONG)